Exhibit 99.1

Marathon Petroleum Corporation Reports First-Quarter 2013 Results

•	Achieved strong financial results

•	Operated Detroit refinery at design capacity

•	Completed acquisition of the Galveston Bay refinery and related assets on Feb. 1

•	Returned $547 million of capital to shareholders

•	Agreed to sell additional equity interest to MPLX for $100 million

FINDLAY, Ohio, April 30, 2013 – Marathon Petroleum Corporation (NYSE: MPC) today reported first-quarter earnings of $725 million, or $2.17 per diluted share, compared with $596 million, or $1.70 per diluted share, in the first quarter of 2012.

	Three Months Ended March 31
(In millions, except per diluted share data)	2013	2012
Earnings(a)	$725	$596
Earnings per diluted share	$2.17	$1.70
Weighted average shares – diluted	333	350
Revenues and other income	$23,345	$20,275

(a)	References to earnings refer to net income attributable to MPC. See “Reference to Earnings” note below.

“Our performance this quarter reflects in large part the strategic expansion and optimization of our refining system along with favorable market conditions,” said MPC President and Chief Executive Officer Gary R. Heminger. The first quarter of 2013 marks the first full quarter since completion of MPC’s Detroit Heavy Oil Upgrade Project (DHOUP). In addition, MPC finalized the acquisition of the Galveston Bay refinery and related assets on Feb. 1.

Heminger highlighted the performance of the Detroit refinery, saying, “Since bringing the new units online and quickly reaching the design capacity, the DHOUP expansion has provided our system with greater flexibility to refine larger volumes of price-advantaged crudes, including Canadian heavy.”

“Our Galveston Bay refinery is well positioned on the Texas Gulf Coast to process growing supplies of North American crude oil,” Heminger added. “With its array of complex processing units, we continue to be enthusiastic about our prospects to enhance margins and further leverage dynamic market trends through this strategic acquisition.”

Heminger also noted that Speedway had a strong quarter, primarily due to higher fuel margins and additional revenue from stores acquired last year.

MPC continues to balance investments in the business with returning capital to shareholders. During the first quarter, the company returned $547 million to shareholders through share repurchases and the payment of $116 million of dividends. At the end of the first quarter, a total of $2.2 billion remained under an existing share repurchase authorization.

As MPLX LP (MPLX) announced today, it will acquire an additional 5 percent interest in MPLX Pipe Line Holdings LP from a subsidiary of MPC for $100 million on May 1. This will bring MPLX’s interest to 56 percent from the 51 percent interest it held since its initial public offering (IPO) in October 2012. Heminger noted this is the first drop-down following the IPO and said this transaction, and the increase in MPLX’s quarterly distribution announced earlier today, demonstrate MPC’s commitment to support the growth of MPLX.

Segment Results

Total income from operations was $1.16 billion in the first quarter of 2013, compared with $956 million in the first quarter of 2012.

	Three Months Ended March 31
(In millions)	2013	2012
Income from Operations by Segment
Refining & Marketing	$1,105	$943
Speedway	67	50
Pipeline Transportation	51	42
Items not allocated to segments	(67)	(79)

Income from operations	$1,156	$956

Refining & Marketing

Refining & Marketing segment income from operations was $1.11 billion in the first quarter of 2013, compared with $943 million in the first quarter of 2012. The increase was primarily due to higher refined product production and sales volumes, attributable in large part to the acquisition of the Galveston Bay refinery on Feb. 1, 2013. Refining & Marketing’s refined product sales volumes were 1.88 million barrels per day (bpd) in the first quarter of 2013, compared with 1.53 million bpd in the first quarter of 2012. The favorable production and sales volumes impact was partially offset by a slight decrease in the Refining & Marketing gross margin, which was $7.92 per barrel in the first quarter of 2013, compared with $8.36 per barrel in the first quarter of 2012. MPC’s benchmark Light Louisiana Sweet (LLS) crack spread was higher in the first quarter of 2013 compared to the first quarter of 2012. However, MPC experienced higher operating and turnaround costs in the first quarter of 2013 compared to the first quarter of 2012. In addition, MPC’s average crude oil acquisition discount narrowed compared to LLS in the first quarter of 2013.

	Three Months Ended March 31
(mbpd = thousand barrels per day)	2013	2012
Key Refining & Marketing Statistics
Refinery throughputs (mbpd)
Crude oil refined	1,433	1,146
Other charge and blendstocks	238	174

Total	1,671	1,320
Refined product sales volume (mbpd)(a)	1,880	1,532
Refining & Marketing gross margin ($/barrel)(b)	$7.92	$8.36

(a)	Includes intersegment sales
(b)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation and amortization, divided by Refining & Marketing segment refined product sales volume.

Speedway

Speedway segment income from operations was $67 million in the first quarter of 2013, compared with $50 million in the first quarter of 2012. The $17 million increase was primarily the result of a higher gasoline and distillates gross margin and a higher merchandise gross margin, partially offset by higher expenses associated with the increase in the number of stores operated. Speedway gasoline and distillates gross margin per gallon averaged 13.01 cents in the first quarter of 2013, compared with 10.96 cents in the first quarter of 2012.

	Three Months Ended March 31
	2013	2012
Key Speedway Statistics
Convenience stores at period end	1,463	1,370
Gasoline and distillates sales (million gallons)	745	706
Gasoline and distillates gross margin ($/gallon)(a)	$0.1301	$0.1096
Merchandise sales (in millions)	$711	$695
Merchandise gross margin (in millions)	$184	$179
Same store gasoline sales volume (period over period)	0.7%	(1.1%)
Same store merchandise sales excluding cigarettes (period over period)	0.8%	10.4%

(a)	The price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees, divided by gasoline and distillates sales volume.

Pipeline Transportation

Pipeline Transportation segment income from operations, including 100 percent of MPLX’s operations, was $51 million in the first quarter of 2013, compared with $42 million in the first quarter of 2012. The increase in segment income was primarily due to an increase in transportation revenue and pipeline affiliate income, partially offset by an increase in mechanical integrity and depreciation expenses.

	Three Months Ended March 31
	2013	2012
Key Pipeline Transportation Statistics
Pipeline throughput (mbpd)(a)
Crude oil pipelines	1,272	1,121
Refined product pipelines	917	917

Total	2,189	2,038

(a)	On owned common-carrier pipelines, excluding equity method investments.

Corporate Items

Corporate and other unallocated expenses of $67 million in the first quarter of 2013 were $12 million lower than in the first quarter of 2012. The decrease was primarily due to a decrease in pension expenses resulting from a pension plan amendment adopted in the second quarter of 2012.

Strong Financial Position and Liquidity

On March 31, 2013, the company had $4.7 billion in cash and cash equivalents, an unused $2.5 billion revolving credit agreement and a $1 billion unused trade receivables securitization facility. The company’s credit facilities and cash position should provide it with sufficient flexibility to meet its day-to-day operational needs and continue its balanced approach to investing in the business and returning capital to shareholders. As of March 31, 2013, the company’s strong financial position was further reflected by its debt-to-total-capital ratio of 22 percent.

Conference Call

At 10 a.m. EDT today, MPC will hold a webcast and conference call to discuss the earnings release and provide an update on company operations. Interested parties may listen to the conference call on MPC’s website at http://www.marathonpetroleum.com by clicking on the “2013 First-Quarter Financial Results” link. Replays of the conference call will be available on the company’s website through Wednesday, May 15. Financial information, including the earnings release and other investor-related material, will also be available online prior to the webcast and conference call at http://ir.marathonpetroleum.com in the Quarterly Investor Packet and Earnings Capsule.

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About Marathon Petroleum Corporation

MPC is the nation’s fourth-largest refiner, with a crude oil refining capacity of approximately 1.7 million barrels per calendar day in its seven-refinery system. Marathon brand gasoline is sold through approximately 5,000 independently owned retail outlets across 17 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation’s fourth-largest convenience store chain, with approximately 1,460 convenience stores in seven states. MPC also owns, leases or has ownership interests in approximately 8,300 miles of pipeline. Through subsidiaries, MPC owns the general partner of MPLX LP, a midstream master limited partnership. MPC’s fully integrated system provides operational flexibility to move crude oil, feedstocks and petroleum-related products efficiently through the company’s distribution network in the Midwest, Southeast and Gulf Coast regions. For additional information about the company, please visit our website at http://www.marathonpetroleum.com.

Investor Relations Contacts:

Pamela Beall (419) 429-5640

Beth Hunter (419) 421-2559

Media Contacts:

Angelia Graves (419) 421-2703

Jamal Kheiry (419) 421-3312

References to Earnings

References to earnings mean net income attributable to Marathon Petroleum Corporation (MPC) from the statements of income. Unless otherwise indicated, references to earnings and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. These forward-looking statements relate to, among other things, MPC’s expectations, estimates and projections concerning MPC business and operations. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond MPC’s control and are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include: volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; our ability to successfully implement growth opportunities; impacts from our repurchases of shares of MPC common stock under our share repurchase authorization, including the timing and amounts of any common stock repurchases; our ability to successfully complete or realize the strategic benefits of the sale of an additional 5 percent interest in MPLX Pipe Line Holdings LP to MPLX LP; state and federal environmental, economic, health and safety, energy and other policies and regulations; other risk factors inherent to our industry; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission (SEC). In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here or in MPC’s Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPC’s Form 10-K are available on the SEC website, MPC’s website at http://ir.marathonpetroleum.com or by contacting MPC’s Investor Relations Office.

Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31
(In millions, except per-share data)	2013	2012
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$23,328	$20,264
Sales to related parties	2	1
Income from equity method investments	—	2
Net gain on disposal of assets	1	2
Other income	14	6

Total revenues and other income	23,345	20,275
Costs and expenses:
Cost of revenues (excludes items below)	20,034	17,321
Purchases from related parties	72	63
Consumer excise taxes	1,458	1,380
Depreciation and amortization	287	230
Selling, general and administrative expenses	249	251
Other taxes	89	74

Total costs and expenses	22,189	19,319

Income from operations	1,156	956
Net interest and other financial income (costs)	(48)	(22)

Income before income taxes	1,108	934
Provision for income taxes	378	338

Net income	730	596
Less: Net income attributable to noncontrolling interests	5	—

Net income attributable to MPC	$725	$596

Per-share data
Basic:
Net income attributable to MPC per share	$2.19	$1.71
Weighted average shares(a)	331	348
Diluted:
Net income attributable to MPC per share	$2.17	$1.70
Weighted average shares(a)	333	350
Dividends paid	$0.35	$0.25

(a)	The number of weighted average shares for the period ended March 31, 2013, reflects the impact of our share repurchases.

Supplemental Statistics (Unaudited)

	Three Months Ended March 31
(Dollars in millions)	2013	2012
Income from Operations by Segment
Refining & Marketing	$1,105	$943
Speedway	67	50
Pipeline Transportation	51	42
Items not allocated to segments	(67)	(79)

Income from operations	1,156	956
Net interest and other financial income (costs)	(48)	(22)

Income before income taxes	1,108	934
Provision for income taxes	378	338

Net income	730	596
Less: Net income attributable to noncontrolling interests	5	—

Net income attributable to MPC	$725	$596

Capital Expenditures and Investments(a)
Refining & Marketing	$1,420	$153
Speedway	36	11
Pipeline Transportation	90	38
Corporate and Other(b)	28	38

Total	$1,574	$240

(a)	Includes $1.38 billion for the acquisition of the Galveston Bay refinery and related assets, comprised of total consideration, excluding inventory, of $1.17 billion plus assumed liabilities of $206 million. The total consideration amount of $1.17 billion includes the base purchase price and a fair-value estimate of $600 million for the contingent earnout.
(b)	Includes capitalized interest.

Supplemental Statistics (Unaudited) (continued)

	Three Months Ended March 31
	2013	2012
MPC Consolidated Refined Product Sales Volumes (thousands of barrels per day (mbpd))(a)(b)	1,895	1,558
Refining & Marketing (R&M) Operating Statistics(b)
Refinery throughputs (mbpd):
Crude oil refined	1,433	1,146
Other charge and blendstocks	238	174

Total	1,671	1,320
Crude oil capacity utilization (percent)(c)	93	96
Refined product yields (mbpd):
Gasoline	889	717
Distillates	523	397
Propane	32	25
Feedstocks and special products	184	130
Heavy fuel oil	30	15
Asphalt	46	54

Total	1,704	1,338
R&M refined product sales volumes (mbpd)(d)	1,880	1,532
R&M gross margin ($/barrel)(e)	$7.92	$8.36
Direct operating costs in R&M gross margin ($/barrel)(f):
Planned turnaround and major maintenance	$1.15	$1.05
Depreciation and amortization	1.42	1.38
Other manufacturing(g)	3.81	3.16

Total	$6.38	$5.59
Speedway Operating Statistics
Convenience stores at period end	1,463	1,370
Gasoline and distillates sales (million gallons)	745	706
Gasoline and distillates gross margin ($/gallon)(h)	$0.1301	$0.1096
Merchandise sales (in millions)	$711	$695
Merchandise gross margin (in millions)	$184	$179
Same store gasoline sales volume (period over period)	0.7%	(1.1%)
Same store merchandise sales excluding cigarettes (period over period)	0.8%	10.4%
Pipeline Transportation Operating Statistics
Pipeline throughput (mbpd)(i):
Crude oil pipelines	1,272	1,121
Refined product pipelines	917	917

Total	2,189	2,038

(a)	Total average daily volumes of refined product sales to wholesale, branded and retail (Speedway segment) customers.
(b)	Includes the impact of the Galveston Bay refinery and related assets beginning on the Feb.1, 2013 acquisition date.
(c)	Based on calendar day capacity, which is an annual average that includes down time for planned maintenance and other normal operating activities.
(d)	Includes intersegment sales.
(e)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation and amortization, divided by R&M segment refined product sales volume.
(f)	Per barrel of total refinery throughputs.
(g)	Includes utilities, labor, routine maintenance and other operating costs.
(h)	The price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees, divided by gasoline and distillates sales volume.
(i)	On owned common-carrier pipelines, excluding equity method investments.

Segment Earnings Before Interest, Taxes, Depreciation & Amortization (Segment EBITDA) (Unaudited)

	Three Months Ended March 31
(Dollars in millions)	2013	2012
Segment EBITDA(a)
Refining & Marketing	$1,341	$1,128
Speedway	94	77
Pipeline Transportation	69	54

Total Segment EBITDA(a)	1,504	1,259
Total segment depreciation & amortization	281	224
Items not allocated to segments	(67)	(79)

Income from operations	1,156	956
Net interest and other financial income (costs)	(48)	(22)

Income before income taxes	1,108	934
Income tax provision	378	338

Net income	730	596
Less: Net income attributable to noncontrolling interests	5	—

Net income attributable to MPC	$725	$596

(a)	Segment EBITDA represents segment earnings before interest and financing costs, interest income, income taxes and depreciation and amortization expense. Segment EBITDA is used by some investors and analysts to analyze and compare companies on the basis of operating performance. Segment EBITDA should not be considered as an alternative to net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Segment EBITDA may not be comparable to similarly titled measures used by other entities.

Select Financial Data (Unaudited)

(Dollars in millions)	March 31 2013	Dec. 31 2012
Cash and cash equivalents	$4,737	$4,860
Total debt(a)	3,416	3,361
Equity	12,412	12,105
Debt-to-total-capital ratio (percent)	22	22

Cash provided from operations (quarter ended)	$2,079	$2,043

(a)	Includes long-term debt due within one year.